EXHIBIT 99.1

FISCAL YEAR 2008 CEO BONUS PLAN

(1).	Participant

CEO

(2).	Maximum Available

Up to 65% of CEO’s base salary.

(3).	Bonus Pool

The amount of Base Bonus Pool received will be calculated based on the following Performance Areas: Business Development, R&D Clinical Development, Sales & Marketing, Common Stock Performance and Corporate Finance. The relative weighting of each area has been determined by management and the Compensation Committee, and the total of all areas in Section 4 is equal to 70% of the Base Bonus Pool.

In addition up to 30% of the Base Bonus Pool will be allocated by the Nominating and Governance Committee of the Board of Directors based on the annual CEO Evaluation which will assess the CEO’s leadership skills and accomplishments.

(4).	Computation of Performance Areas

	Goal	Percentage of Total
a.	Achieve 100% of Vantas sales goal or	13.75%
	85% of Vantas sales goal	(7.5)%

b.	Achieve 100% of Supprelin-LA sales goal or	13.75%
	85% of Supprelin-LA sales goal	(7.5)%

c.	Obtain FDA approval of NEBIDO	25.0%

d.	Initiate Phase 3 trial of octreotide implant	10.0%

e.	Out license ALKS 27	7.5%
f.	Out license one non-core product	7.5%
g.	Out license Vantas for Europe	7.5%

h.	Cash management:
	Achieve end-of-year cash balance (excluding any potential corporate financing) at or favorable to board-approved FY 2008 Plan	15.0%

(5).	Calculation and Payment

A recommended calculation of the bonus will be made by management and will be reviewed and approved by the Compensation Committee. Bonuses may be paid periodically during the fiscal year upon attainment of goals, but not later than October 31, 2008. Payment will be made only to recipients who are still employees of the Company at the time of payment of the bonuses or October 31, 2008, whichever is earlier.